Exhibit 10(v)

















                           CLARK EQUIPMENT COMPANY
                   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
































12.27.94

                           CLARK EQUIPMENT COMPANY
                   SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN


                                  SECTION 1

                                Introduction

        1.1. Plan. CLARK EQUIPMENT COMPANY SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (the "Plan") is maintained by CLARK EQUIPMENT COMPANY (the "Company") for the benefit of eligible employees of the Company and of those affiliates of the Company which adopt the Plan for the benefit of their eligible employees. The Plan is not funded or qualified for special tax treatment under the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

        1.2. Effective Date and Plan Year. The Plan is established as of January 1, 1994. The "Plan Year" is the calendar year.

        1.3. Employers. The Company and each other affiliate of the Company which adopts the Plan with the consent of the Company is referred to herein as an "Employer" and may be referred to collectively as the "Employers."

        1.4. Purpose and Employment Agreements. The Plan has been established to supplement benefits provided by the Clark Equipment Company Retirement Program for Salaried Employees (the "qualified plan"), a plan which is intended to meet the requirements for qualification under Section 401(a) of the Code. To the extent benefits are limited under the qualified plan either (1) by application of the provisions of Code Section 401(a)(17) or Code Section 415, or by any other provision of the Code or other law or regulation that limits either the amount of pension benefits or the amount of compensation that can be used to determine pension benefits, or (2) by the fact that the compensation used for the calculation of benefits under the qualified plan does not include cash bonus amounts paid pursuant to the Company's Incentive Compensation Plan for Corporate Office Management, the Company's Incentive Compensation Plan for Business Unit Management, or any other cash incentive compensation plan applicable to officers or executives of the Company (collectively, the "Company's incentive compensation plans"), "Supplemental Benefits" are provided under the terms and condi-tions of this Plan. The Supplemental Benefits payable under the Plan are not intended to duplicate the payment of any Supplemental Benefits (as defined herein) pursuant to the terms of any employment agreement between the Employer and a Participant covered under the Plan. Accordingly, the Supplemental Benefits paid pursuant to the Plan shall be in satisfaction of, not in addition to, any obligation of an Employer to make such payments pursuant to an employment agreement with a Participant covered by the Plan. Schedule A to the Plan lists the employment agreement obligations to provide Supplemental Benefits that will be provided through the Plan.





                                  SECTION 2

                   Participation and Supplemental Benefits

        2.1. Eligibility and Participation. To be eligible and become a Participant in the Plan, a person must, on or after the effective date of the Plan, be both (1) either an employee of an Employer or one of the Retired Executives specified herein and (2) a participant in the qualified plan whose benefits are limited as described in this subsection 2.1 and enter into a participation agreement with the Company in a form satisfactory to the Company. No additional Participants may be added to the Plan after March 31, 1995 unless at the time they become Participants their accrued benefits are fully funded as provided in Section 3. Each eligible employee of an Employer will become a Participant hereunder as of the first day of the first plan year under the qualified plan for which the benefits of such employee that would otherwise accrue or be payable under such plan are not accrued or payable because such benefits are limited either (1) in accordance with Code Section 415, Code Section 401(a)(17), or by any other provision of the Code or other law or regulation that limits either the amount of pension benefits or the amount of compensation that can be used to determine pension benefits or (2) by the fact that the com-pensation used for the calculation of benefits under the qualified plan does not include cash bonus amounts paid (either before or after the effective date of the Plan) pursuant to the Company's incentive compensation plans, and thereafter the employee shall be eligible for benefits in accordance with subsection 2.2 as a "Participant" hereunder. In addition, as of the effective date of the Plan, Thomas C. Clarke and Robert N. Spolum, both retired executives of the Company (the "Retired Executives") shall be considered "Participants" in the Plan, but only to the extent of the Company's obligations to them for Supplemental Benefits (as defined herein) pursuant to the employment agreements identified in Schedule A hereof. Not-withstanding the foregoing provisions of this subsection 2.1, Frank M. Sims shall not be a Participant in the Plan. A person who becomes a Participant in the Plan shall continue to be a Participant until all benefits accrued for him hereunder have been paid as provided herein.

        2.2. Supplemental Benefits. At the time that a Participant or his Beneficiary is entitled to benefits under the qualified plan, the Participant or Beneficiary shall be entitled to the "Supplemental Benefit" accrued for him hereunder. As of any date a Participant's accrued Supplemental Benefit shall be (A) the full amount of the benefit computed for such Participant using the pension formula under the qualified plan as of such date (based on total credited service under the qualified plan) except that, for such calculation, (1) the limitations of Code Section 415 and Code Section 401(a)(17), and of any other provision of the Code or other law or regulation that limits either the amount of pension benefits or the amount of compensation that can be used to determine pension benefits, are disregarded and (2) except with respect to the Retired Executives and those Participants who are not officers of the Company, the Participant's cash bonus payments received from an Employer pursuant to the Company's incentive compensation plans, regardless of whether paid before or after the effective date of the Plan, are included in his basic annual compensation rate (as defined in the qualified plan) as of January 1 of the

year in which each such bonus payment is made, less (B) the maximum amount of the benefit that can be provided under the terms of the qualified plan after application of the limitations imposed by the Code or other laws or regulations. For the purpose of the Plan, the term "officers of the Company" means the Chairman, President and Chief Executive Officer and all
Vice Presidents. In computing the Supplemental Benefit, all offsets against the benefits payable under the qualified plan due to benefits payable from the Clark Equipment Company Leveraged Employee Stock Ownership Plan shall be disregarded. The Supplemental Benefit shall include all of the surviving spouse and optional forms of benefits available with respect to benefits payable from the qualified plan, and be subject to the same adjustment factors applicable to such forms of benefits. In determining the Supplemental Benefit for either of the Retired Executives and for Participants who are not officers of the Company, the cash bonus payments received by them from an Employer pursuant to the Company's incentive compensation plan shall not be included in the calculation. Notwithstanding the foregoing provisions of this subsection 2.2 or any other provisions of the Plan, with respect to a Participant who is a party to an employment agreement listed in Schedule A hereto, if at the time of the death of such Participant the Section of such employment agreement first identified in such Schedule A does not provide for the payment of Supplemental Benefits to the surviving spouse of such Participant, no Supplemental Benefits shall be payable to such spouse under the Plan.

        2.3. Payment of Benefits. A Participant's Supplemental Benefit shall become payable beginning on the date that he or his Beneficiary begins receiving benefits under the qualified plan. Payment of a Participant's Supplemental Benefit shall be made either (a) in a lump sum equal to the present value of the Participant's Supplemental Benefit as of the date such lump sum payment is made, or (b) in a series of monthly in-stallments during the period that the Participant or his Beneficiary is entitled to payments from the qualified plan. If such payments are made in monthly installments, the Supplemental Benefit shall be paid at the same times and in the same form as the benefits payable to the Participant or his Beneficiary from the qualified plan. By filing a written election with the Administrator not later than twelve months prior to the date that he is eligible to begin to receive Supplemental Benefits under the Plan, a Participant may elect the method in which his Supplemental Benefit shall be paid. The present value of the Participant's Supplemental Benefit shall be determined by using the mortality table then being used by the Company's actuaries for valuation purposes for the qualified plan and the interest rate specified in Code Section 411(a)(11)(B)(ii) (or any successor section thereto) at the time the present value determination is made. Unless the Participant elects payment in monthly installments at least twelve months prior to the date that he is eligible to begin to receive Supplemental Benefits under the Plan, the Supplemental Benefit shall be payable in a lump sum on the date that Supplemental Benefits become payable; provided, however, the Retired Executives shall continue to receive Supplemental Benefits on a monthly basis. Notwithstanding the foregoing provisions of this subsection 2.3, a Participant other than the Retired Executives (or his Beneficiary) who is receiving Supplemental Benefits in monthly installments may request the Administrator to pay the then present value of the remaining balance of such benefits in a lump sum, and the Administrator may, in its discretion, but only with the approval of the Chief Executive


Officer of the Company, grant such request and cause such lump sum payment to be made in an amount determined as described in this subsection. In addition, notwithstanding the foregoing provisions of this subsection 2.3, if a Participant who is receiving Supplemental Benefits in monthly installments dies before the guaranteed number of monthly payments provided for in an applicable optional form of benefits have been paid, the present value of the balance of such guaranteed monthly payments, calculated as described in this subsection, shall be paid in a single lump sum to his estate or such other beneficiary as is entitled to such payment.

        2.4. Benefits Provided by Employers. Benefits payable under this Plan to a Participant or his Beneficiary shall be paid directly by the Participant's Employer to the extent not paid by the trustee of the Clark Equipment Company Supplemental Executive Retirement Trust from such trust. No Employer shall be required to segregate any assets to be applied for the payment of benefits under this Plan.

        2.5. Beneficiary. As used in the Plan, a Participant's "Beneficiary" is any person, including a Participant's spouse, eligible to receive benefits under the qualified plan or this Plan by reason of a Participant's service with an Employer. Unless the Participant has, in accordance with rules established from time to time by the Administrator, designated otherwise, his Beneficiary or Beneficiaries under this Plan shall be the same person or persons as his Beneficiary or Beneficiaries under the qualified plan.


                                  SECTION 3

                        Provisions Regarding Funding

        The Company has established and maintains the Clark Equipment Company Supplemental Executive Retirement Trust (the "Trust") to accumulate and hold assets to provide the benefits under the Plan, with the only exception being to the extent that such assets are required to be used to satisfy the claims of the Employers' creditors. The Company shall, subject to the right of the Employers' creditors, make periodic contributions to the Trust (at least annually) and maintain assets in the Trust to the extent necessary to maintain a level of funding (the "Plan funding level") for the benefits accrued under the Plan (regardless of whether such accrued benefits are fully vested or subject to any risk of forfeiture) that is at least equal to the actuarially determined value of those benefits (the "Plan benefit value"). Such actuarial determination shall be made at least annually (and in each case not more than twelve months after the last prior determination) assuming earliest possible commencement of benefits and using the same mortality table used by the actuary of the qualified plan for the purpose of determining funding requirements under ERISA and the interest rate specified in Code Section 411(a)(11)(B)(ii) (or any successor section thereto) at the time the Plan funding level determination is made provided, that with respect to the period, if any, from the valuation date to the date a benefit could first become payable (solely because of Plan provisions restricting benefit commencement) the interest rate used to discount such benefits for such period shall be the interest rate then being used by the Company's actuaries for the annual Code Section 412(a) valuation of the qualified plan. In making such actuarial determination,
all accrued benefits under the Plan which may become payable as a single lump sum shall be calculated as of the valuation date and assumed to be paid as soon as benefits could be paid if the Participant retired (if then eligible) or otherwise left employment as of the valuation date, except that the amount of the benefits payable under the Plan for each Participant shall be assumed to be at the projected highest amount that would be payable if the Participant retired or otherwise terminated employment at any time during the next succeeding twelve-month period. In the event that after a lump sum benefit settlement payment is made from the Trust to or on behalf of a Participant, due to retirement or other termination of employment, transfer of assets to a separate trust, or otherwise, the assets remaining in the Trust are less than 90% of the remaining liabilities of the Trust (based on the most recent valuation), a special actuarial determination of the Plan benefit value shall be made as provided herein and the Company shall then make such contributions to the Trust as are necessary to bring the Plan funding level up to the Plan benefit value. In the event that the Plan funding level exceeds 110% of the Plan benefit value, and the Company provides to the Trustee a certification by the actuary for the qualified plan of such funding status of the Plan, the Company may withdraw assets from the Trust to the extent of the surplus in excess of 110% of the Plan benefit value. The Company shall notify each Participant within thirty days after its notification of any determination of the Plan funding level if the accrued Plan benefits are not then fully funded, unless such funding deficiency is cured within such thirty-day period. The Company shall take all such actions as are necessary to assure that the type and quality of the assets held in the Trust will be such that they have sufficient liquidity to satisfy the ongoing cash needs of the Plan, and are subject to no more investment risk than the assets in the trust under the qualified plan. The Company shall contribute only Company owned life insurance policies or cash to the Trust. The Company shall provide to each Participant a copy of the annual reports of both the actuary and the independent public accountants regarding the adequacy of Plan funding, the reasonableness of the assumptions used to determine such funding, and such other matters as the Company requests be included in such reports. The Company shall also provide to each Participant an annual statement showing that Participant's accrued benefit amount, the amount funded, and the future projected lump sum and annual benefit amounts expected at ages 55, 62 and 65.


                                  SECTION 4

                                   General

        4.1. Administrator. This Plan will be administered by an "Administrator" which shall be the Company, or at the Company's election, one or more employees of the Company who are designated as "Administrator" by the Chief Executive Officer of the Company. No person who is an Administrator shall be liable for any act or action, whether of commission or omission, taken by any other person, or by any officer, agent, or employee; nor, except in circumstances involving his bad faith, for anything done or omitted to be done by himself; and the Company shall indemnify and hold each Administrator harmless from any claims of such liability and all costs (including attorney's fees) resulting therefrom.

        4.2. Claims. Any claim for benefits or payments under the Plan by a Participant or a Beneficiary shall be made in writing and delivered to the Company. If the Participant, or any Beneficiary following the Participant's death (collectively, the "Claimant"), notifies the Company in writing that he believes he has been denied any benefit payable under this Plan, either in total or by the payment of an amount less than the full benefit or payment to which the Claimant would normally be entitled, the Company shall advise the Claimant in writing of the amount of the benefit if any, and the specific reasons for any denial of benefits. The Company shall also furnish the Claimant at that time with a written notice containing:

        (a) Specific references to pertinent provisions of the Plan;

        (b) A description of any additional material or information necessary for the Claimant to perfect the claim if possible, and an explanation of why such material or information is needed; and

        (c) An explanation of the claim review procedure set forth in this subsection 4.2.

        Such written notice shall be sent to the Claimant within 90 days of the date the claim is filed. This 90-day period may be extended by the Administrator for an additional 90 days, provided a Claimant is notified of the reason for the extension and a date on which the Claimant may expect to receive a decision on his claim. Within 60 days of receipt of the information described above, a Claimant shall, if further review is desired, file a written request for reconsideration with the Administrator of the Plan. So long as the Claimant's request for review is pending (including such 60-day period), the Claimant or his duly authorized repre-sentative may review pertinent documents and may submit issues and comments in writing to the Administrator. A decision shall be made by the Administrator within 60 days of the filing by the Claimant of the request for reconsideration and shall be conveyed to the Claimant in writing and shall include specific reasons for the decision, which specifically reference the pertinent provisions of the Plan on which the decision is based.

        4.3. Interests Not Transferable. The Company shall have the right to withhold from any payment under the Plan all taxes required to be withheld under the laws of the United States or any State, county, municipality or other taxing authority. Except as to any withholding of tax under such laws, the interest of any Participant, his spouse, minor children or other Beneficiary, under the Plan is not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, assigned, alienated or encumbered.

        4.4. Facility of Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Administrator, is unable to properly manage his financial affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Administrator may select.

        4.5. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular, and the singular shall include the plural.

        4.6. Controlling Law. To the extent not superseded by the laws of the United States, the laws of Indiana shall be controlling in all matters relating to the Plan.

        4.7. Successors. This Plan is binding on each Employer and will bind and inure to the benefit of any successor of an Employer, whether by way of purchase, merger, consolidation or otherwise.

        4.8. Continued Employment. The establishment or existence of this Plan shall not be construed to give any Participant the right to be retained in the Employer's service.

        4.9. Action by Company. Any action required or permitted to be taken by the Company under the Plan may be taken by the Chief Executive Officer of the Company or his designee or as provided in the Company's Program for Adoption and Administration of Employee Benefit Plans, as amended from time to time.

        4.10. No Guarantee of Retirement Benefits. The Plan is intended to pay benefits in addition to, and not in lieu of, any benefits to which a Participant or Beneficiary may be entitled under the qualified plan. If any benefits to which a Participant or Beneficiary may be entitled under the qualified plan are not paid for any reason, including, but not limited to, the lack of sufficient assets of the qualified plan to pay such benefits, such benefits shall not be paid from the Plan.

        4.11. Qualified Domestic Relations Order. In the event a Participant's benefit under the qualified plan is subject to a qualified domestic relations order as defined in Section 414(p) of the Code, the Supplemental Benefit provided by this Plan shall be calculated and paid as if no qualified domestic relations order was in existence.

        4.12. Amendment or Termination of Qualified Plan. In no event shall any amendment or the termination of the qualified plan after the effective date of the Plan reduce or eliminate the benefits accrued for any Participant in the Plan to the date of such amendment or termination.

        4.13. Plan Expenses. All expenses of the Plan and of the Trust shall be paid by the Company. The Company shall promptly reimburse the Trust for any costs, fees, charges or expenses that are initially paid from the trust fund.


                                  SECTION 5

                          Amendment and Termination

        The Plan may be amended or terminated by action of the Board of Directors (or by the Human Effectiveness Committee or other duly authorized committee of the Board of Directors) of the Company only if such amendment or termination is consented to by all of those Participants and each

Beneficiary of each deceased Participant affected by the amendment or termination, provided that in no event shall any Participant's Supplemental Benefit accrued to the date of such amendment or termination be eliminated or reduced by such action. If the Plan is terminated, all assets of the Trust, after payment of expenses of administration and liquidation, will be allocated and distributed to Participants and Beneficiaries to the extent necessary to satisfy all liabilities payable under the Plan. Any assets remaining in the Trust after satisfaction of all liabilities described above will be distributed in accordance with the terms of the Trust. Not-withstanding the foregoing provisions of this Section 5, if a Participant in the Plan so requests and the Chief Executive Officer of the Company approves, a separate plan and trust shall be established for such Participant, with such terms as are agreed to by such Participant and the Company, the liabilities of the Plan with respect to such Participant shall be transferred to such new plan, and the proportion of the assets of the Trust equal to the proportion of the liabilities so transferred, shall be transferred to the separate trust for such Participant under the new plan.



        IN WITNESS WHEREOF, the undersigned duly authorized officer of Clark Equipment Company has caused the foregoing to be executed this 28th day of December, 1994.


                                 CLARK EQUIPMENT COMPANY



                                 By  /s/ William N. Harper
                                 Its Vice President
























                                 SCHEDULE A

           Employment Agreement Benefit Obligations Provided under
                    Clark Equipment Company Supplemental
                          Executive Retirement Plan

1. Those benefit obligations provided pursuant to Section 3.4 of that certain amended and restated employment agreement between Thomas C. Clarke and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 4 of said agreement.

2. Those benefit obligations provided pursuant to Section 3.4 of that certain amended and restated employment agreement between Thomas L. Doepker and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement.

3. Those benefit obligations provided pursuant to Section 3.4 of that certain amended and restated employment agreement between William N. Harper and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement.

4. Those benefit obligations provided pursuant to Section 3.4 of that certain amended and restated employment agreement between Bernard D. Henely and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 7 of said agreement.

5. Those benefit obligations provided pursuant to Section 3.2 of that certain amended and restated employment agreement between Leo J. McKernan and Clark Equipment Company dated November 12, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 6 of said agreement.

6. Those benefit obligations provided pursuant to Section 3.4 of that certain amended and restated employment agreement between Robert N. Spolum and Clark Equipment Company dated September 1, 1992 as may be amended from time to time, and any lump sum payment of such benefit obligations as provided for in Section 3.5 of said agreement.












                                     A-1